Exhibit 5.1

	March 11, 2013	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER
065215-0195
Pentair Ltd. Freier Platz 10 CH-8200 Schaffhausen Switzerland	Pentair Finance S.A. 26, boulevard Royal L-2449 Luxembourg

Ladies and Gentlemen:

We have acted as counsel for Pentair Finance S.A., a Luxembourg public limited liability company (société anonyme) (the “Company”), and Pentair Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (the “Guarantor”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) the Company’s outstanding 1.350% Senior Notes due 2015, 1.875% Senior Notes due 2017, 2.650% Senior Notes due 2019, 5.000% Senior Notes due 2021, and 3.150% Senior Notes due 2022, which were issued in transactions not registered under the Securities Act (collectively, the “Original Notes”) for an equal principal amount of the Company’s new 1.350% Senior Notes due 2015, 1.875% Senior Notes due 2017, 2.650% Senior Notes due 2019, 5.000% Senior Notes due 2021, and 3.150% Senior Notes due 2022, respectively, which are subject to the Registration Statement (collectively, the “New Notes”). The New Notes will be unconditionally guaranteed as to the due and punctual payment of the principal of, premium, if any, and additional amounts, if any, on the New Notes (the “New Note Guarantees”) by the Guarantor. The Original Notes were issued, and the New Notes will be issued, pursuant to an Indenture, dated as of September 24, 2012, among the Company, the Guarantor and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture and Second Supplemental Indenture, each dated as of September 24, 2012, among the Company, the Guarantor, Pentair, Inc. and the Trustee, as further supplemented by the Third Supplemental Indenture and Fourth Supplemental Indenture, each dated as of November 26, 2012, among the Company, the Guarantor and the Trustee, and as further supplemented by the Fifth Supplemental Indenture, dated as of December 18, 2012, among the Company, the Guarantor and the Trustee (as so supplemented, the “Indenture”).

In connection with our opinion, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference); (b) the Indenture; (c) the forms of the New Notes and New Note Guarantees; (d) a certificate of a Director of the Company as to certain factual matters, (e) a certificate of the Secretary of the Guarantor as to certain factual matters and (f) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Pentair Ltd. Pentair Finance S.A. March 11, 2013 Page 2

In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended; (iv) the Company and Guarantor are validly existing with power and authority to execute and deliver the New Notes and New Note Guarantees; and (v) the New Notes and New Note Guarantees are duly authorized, executed, delivered in the form contemplated by the Indenture and issued and exchanged upon the terms set forth in the Exchange Offer, and, in the case of the New Notes, authenticated in accordance with the Indenture.

Based upon and subject to the foregoing and the matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The New Notes will be legally issued and valid and binding obligations of the Company.

2. The New Note Guarantees will be legally issued and valid and binding obligations of the Guarantor.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

Pentair Ltd. Pentair Finance S.A. March 11, 2013 Page 3

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP